Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Medican Enterprises, Inc. on Form S-1 of our report dated April 15, 2014, with respect to our audits of the consolidated financial statements of Medican Enterprises, Inc. as of December 31, 2013,  and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended December 31, 2013, and for the period form reactivation through December 31, 2013, which report appears in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Anton & Chia LLP
Newport Beach, California

August 29, 2014